UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2004
Date of Report (Date of earliest event reported)

HOUSE OF BRUSSELS CHOCOLATES INC.
(Name of small business issuer in its charter)

NEVADA	52-2202416
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

One Riverway, Suite 1700, Houston, Texas, 77056
(Address of principal executive offices)

(713) 599-0800
(Issuer’s telephone number)

ITEM 5.02    Election of Directors.

On November 22, 2004, our Board of Directors elected Dale Frey as a Director. (Biographical information for Mr. Frey is located in the press release attached hereto as Exhibit 99.1.) There are no arrangements pursuant to which he was elected. Mr. Frey will serve as Chair of the newly created Audit Committee (see Item 8.01 herein). There are no related party transactions between Mr. Frey and House of Brussels Chocolates Inc. that would be required to be disclosed under Item 404 (a) of Regulation S-B.

As required by Item 401 of Regulation S-B, the Company makes the following disclosure regarding Mr. Frey’s appointment to the Board of Directors:

From 1988 to 2000, Mr. Frey was President, CEO and Chairman of D.E. Frey and Company, Inc. a full-service boutique brokerage firm with over $6 billion is customer assets and 41 offices in 22 states. Since 2000, Mr. Frey has been retired. In September 2000, the Securities and Exchange Commission (“SEC”) instituted public proceedings against Mr. Frey for failure to supervise the actions of registered representatives of his firm, failing to impose heightened supervision where appropriate and failing to develop a system and commit adequate resources for implementing the firm’s existing supervisory procedures. In October, 2001, without admitting or denying the findings (except as to jurisdiction and as to his association with D.E. Frey and Company), Mr. Frey entered into a settlement with the SEC wherein he was (i) censured by the SEC; (ii) suspended from association with any broker or dealer for a period of three months (which commenced in November, 2001) and (iii) was suspended for a period of 12 months thereafter from association in a supervisory or proprietary capacity with any broker or dealer.

ITEM 8.01    Other Events.

In June 2004, our Board of Directors adopted an Audit Committee Charter, a copy of which is attached hereto as Exhibit 99.2.  On November 22, 2004, the Board of Directors formed an Audit Committee which is comprised of two independent directors, Dale Frey and Harold Kahn.

ITEM 9.01    Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit 99.1 Press release dated November 19, 2004

Exhibit 99.2 Audit Committee Charter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.

Date: November 24, 2004
	By:	/s/ Grant Petersen
Grant Petersen
Chief Executive Officer and Director